Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2006, except for Notes 3 and 7, as to which the date is August 3, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Owens Corning’s Amendment No. 1 to the Registration Statement No. 333-136363 on Form S-1.

PricewaterhouseCoopers LLP

Toledo, Ohio

November 2, 2006